Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in Registration Statements (No. 333-123538, 333-137663, 333-169002, 333-176540, 333-185884, 333-189478 and 333-196876)  on Form S-8 and  (No. 333-178685, 333-180731 and 333-195364) on Form S-3 and (No. 333-201879) on Form S-4 of Pacific Ethanol, Inc. of our report dated March 4, 2015, relating to our audits of the consolidated financial statements of Aventine Renewable Energy Holdings, Inc. as of and for the years ended December 31, 2014 and 2013, incorporated by reference in this Current Report on Form 8-K/A from Registration Statement (No. 333-201879) on Form S-4 of Pacific Ethanol, Inc.

/s/ McGladrey LLP

Des Moines, Iowa

August 5, 2015